Exhibit 4.12

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [            ], 2016, by and between CHASE CARD FUNDING LLC, a Delaware limited liability company (“Chase Card Funding”), and CHASE BANK USA, NATIONAL ASSOCIATION, a national banking association (the “Bank” or “Chase USA”).

W I T N E S S E T H :

WHEREAS, Chase Issuance Trust, as issuing entity (the “Trust”), and Wells Fargo Bank, National Association, as indenture trustee (the “Indenture Trustee”), are parties to the Third Amended and Restated Indenture, dated as of December 19, 2007 (as amended, supplemented or otherwise modified, the “Indenture”);

WHEREAS, the Bank, as Transferor (the “Transferor”), Servicer and Administrator, Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent, and the Trust are parties to the Third Amended and Restated Transfer and Servicing Agreement, dated as of December 19, 2007 (as amended, supplemented or otherwise modified, the “Transfer and Servicing Agreement”);

WHEREAS, the Bank wishes to assign all of its obligations and rights as Transferor to Chase Card Funding and Chase Card Funding wishes to assume all of the Bank’s obligations and rights as Transferor;

WHEREAS, subsection 6.02(b) of the Transfer and Servicing Agreement provides that the Bank may assign its role as transferor by an agreement executed and delivered to the Owner Trustee, the Indenture Trustee and the applicable Collateral Agent in writing in form satisfactory to the Owner Trustee, the Indenture Trustee and the applicable Collateral Agent; provided, that (i) the successor transferor shall expressly assume the performance of every covenant and obligation of such Transferor under the Transfer and Servicing Agreement and (ii) the Bank and the Servicer shall have delivered to the Owner Trustee, the Indenture Trustee and the applicable Collateral Agent an Officer’s Certificate stating that the Bank and the Servicer reasonably believe that such assignment will not have an Adverse Effect;

WHEREAS, the Bank and the Servicer have delivered to the Owner Trustee, the Indenture Trustee and the applicable Collateral Agent an Officer’s Certificate stating that the Bank and the Servicer reasonably believe that such assignment will not have an Adverse Effect;

WHEREAS, the Bank wishes to assign (i) the Transferor Interest, (ii) the Beneficial Interest and (iii) the Retained Classes of Notes to Chase Card Funding;

WHEREAS, Chase Card Funding is willing to accept such assignment subject to the terms and conditions hereof;

WHEREAS, subsection 2.08(c) of the Transfer and Servicing Agreement provides that the Bank may assign the Transferor Interest; provided, that the Owner Trustee shall have received an Issuing Entity Tax Opinion;

WHEREAS, Section 3.02 of the Trust Agreement provides that the Bank may transfer the Beneficial Interest; provided, that the Owner Trustee shall have received an Issuing Entity Tax Opinion;

WHEREAS, based on the foregoing, all conditions precedent to the execution of this Agreement have been complied with.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, in consideration of the terms and conditions hereof and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned do hereby agree as follows:

Section 1. Definitions.

(a) Capitalized terms used herein and not otherwise defined herein shall have their respective meanings in the Transfer and Servicing Agreement or the Indenture.

(b) “Beneficial Interest” shall have the meaning specified in the Trust Agreement.

(c) “Retained Classes of Notes” shall mean the [Class B(2010-3), Class B(2012-2), Class B(2013-1), Class B(2015-1)] [, Class C(2010-3), Class C(2012-2), Class C(2013-1) and Class C(2015-1)] notes issued by Chase Issuance Trust.

(d) “Trust Agreement” shall mean the Third Amended and Restated Trust Agreement, dated as of March 14, 2006, between the Bank, as Transferor, and Wilmington Trust Company, as Owner Trustee, as amended, supplemented or otherwise modified.

(e) “Transaction Documents” shall mean the Transfer and Servicing Agreement and each other agreement listed on Annex A hereto.

Section 2. Assignment and Assumption.

(a) The Bank hereby assigns to Chase Card Funding, and Chase Card Funding hereby assumes and agrees to perform, all of the Bank’s covenants and obligations as Transferor under the Transfer and Servicing Agreement and the Transaction Documents and accepts the benefit of all rights granted to the Transferor thereunder. Such assumption by Chase Card Funding includes the obligation to sell, transfer, assign, set over and otherwise convey to the Trust, without recourse except as provided in the Transfer and Servicing Agreement, all its right, title and interest in, to and under the Receivables in the Accounts and the Receivables hereafter created in such Accounts from time to time, all monies due or to be become due and all amounts received or receivable with respect thereto and all proceeds (including “proceeds” as defined in the UCC) thereof.

(b) The Bank hereby assigns to Chase Card Funding and Chase Card Funding hereby accepts (i) the Transferor Interest, (ii) the Beneficial Interest and (iii) the Retained Classes of Notes (collectively, the “Initial Transferred Assets”).

(c) The transfer of the Initial Transferred Assets may be treated as a capital contribution by Chase USA to Chase Card Funding or may be paid for by Chase Card Funding in the form of a loan under the Subordinated Note, substantially in the form attached as Exhibit D to the Receivables Purchase Agreement, dated as of [            ], between Chase Card Funding and the Bank, or a combination thereof.

Section 3. Representations of Chase Card Funding. Chase Card Funding represents to the Owner Trustee, the Indenture Trustee and the Collateral Agent as follows:

(a) Organization and Good Standing. It is a limited liability company, duly organized and validly existing in good standing under the laws of the state of Delaware and has full corporate power, authority and legal right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement.

(b) Due Qualification. It is duly qualified to do business and is in good standing (or is exempt from such requirement) as a limited liability company, in any state required in order to conduct business, and has obtained all necessary licenses and approvals with respect to it required under federal law.

(c) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by it by all necessary corporate action on its part and this Agreement will remain, from the time of its execution, its official record.

(d) No Conflict. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which it is a party or by which it or any of its properties are bound.

(e) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated by this Agreement will not conflict with or violate any Requirements of Law applicable to it.

(f) No Proceedings. There are no proceedings or investigations pending or, to the best if its knowledge, threatened against it before any

Governmental Authority seeking to prevent the consummation of any of the transactions contemplated by this Agreement, seeking any determination or ruling that, in its reasonable judgment, would materially and adversely affect the performance of its obligations under this Agreement or seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement.

Section 4. Representations of the Bank. The Bank represents to the Owner Trustee, the Indenture Trustee and the Collateral Agent as follows:

(a) Organization and Good Standing. It is an entity, duly organized and validly existing in good standing under the laws of the jurisdiction of its organization or incorporation and has, in all material respects, full power, authority and legal right to own its properties and conduct its business as such properties are at present owned and such business is at present conducted, and to execute, deliver and perform its obligations under this Agreement.

(b) Due Qualification. It is duly qualified to do business and is in good standing (or is exempt from such requirement) in any state required in order to conduct business, and has obtained all necessary licenses and approvals with respect to it required under federal law;

(c) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by it by all necessary corporate action on its part and this Agreement will remain, from the time of its execution, its official record.

(d) No Conflict. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which it is a party or by which it or any of its properties are bound.

(e) No Violation. The execution and delivery of this Agreement, the performance of the transactions contemplated by this Agreement will not conflict with or violate any Requirements of Law applicable to it.

(f) No Proceedings. There are no proceedings or investigations pending or, to the best if its knowledge, threatened against it before any Governmental Authority seeking to prevent the consummation of any of the transactions contemplated by this Agreement, seeking any determination or ruling that, in its reasonable judgment, would materially and adversely affect the performance of its obligations under this Agreement or seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement.

Section 5. References to the Bank. The parties agree that references in the Transaction Documents to the “Transferor” shall be deemed to refer, wherever appropriate in the context, to Chase Card Funding in its capacity as Transferor.

Section 6. Effectiveness. This Agreement shall become effective as of the date hereof.

Section 7. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 9. Amendments. The terms of this Agreement may not be amended, waived, modified or terminated except by written instrument signed by the parties hereto. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any rights consequent thereon. Prior notice of any amendments shall be provided to any Note Rating Agency.

Section 10. Further Instruments and Acts. The Bank and Chase Card Funding will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

Section 11. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if sent by facsimile transmission, sent by courier, mailed by registered mail, return receipt requested or sent by electronic mail, to (i) in the case of Chase Card Funding, c/o Chase Bank USA, National Association, 201 North Walnut Street Wilmington, Delaware 19801 Attention: Patricia Garvey Fax: (302) 282-7634, (ii) in the case of the Owner Trustee, the Corporate Trust Office (as defined in the Trust Agreement), and (iii) in the case of the Indenture Trustee, the Corporate Trust Office (as defined in the Indenture), or, as to each party, such other address as shall be designated by such party in a written notice to each other party.

Any notice so addressed and mailed by registered or certified mail shall be deemed to be given when received and any notice delivered by hand or transmitted by telecommunications device shall be deemed to be given when so delivered or transmitted as applicable. Each party agrees that all notices or other communications permitted or required to be given to the Bank under the Transaction Documents shall be given to Chase Card Funding at the address set forth above or at such other address as Chase Card Funding may have furnished in writing to the appropriate party.

Section 12. Successor and Assigns. None of the obligations of Chase Card Funding, Transferor hereunder, the obligations of the Indenture Trustee and Collateral Agent hereunder, nor the obligations of the Owner Trustee hereunder including any obligations assumed as a result of this Agreement, shall be assigned to any person without the prior written consent of the other parties hereto, except in accordance with the provisions of the Transaction Documents. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon successors and assigns of each of the parties hereto.

Section 13. Headings. The headings of Sections have been included herein for convenience only and should not be considered in interpreting this Agreement.

Section 14. Survival of Representations. All representations contained in this Agreement shall survive the execution and delivery of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date and year first above written.

CHASE CARD FUNDING LLC

By:
Name:
Title:

Acknowledged and agreed to as of the date hereof by:

CHASE BANK USA,
NATIONAL ASSOCIATION

By:
Name:
Title:

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as Indenture Trustee and Collateral Agent

By:
Name:
Title:

WILMINGTON TRUST COMPANY,
as Owner Trustee

By:
Name:
Title:

Assignment and Assumption Agreement

ANNEX A

OTHER TRANSACTION DOCUMENTS

1.	Second Amended and Restated Asset Pool One Supplement, dated as of December 19, 2007, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

2.	Third Amended and Restated Indenture, dated as of December 19, 2007, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee.

3.	Amended and Restated CHASESeries Indenture Supplement, dated as of October 15, 2004, among Chase Issuance Trust, as Issuer, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

4.	Third Amended and Restated Trust Agreement, dated as of March 14, 2006, between Chase Bank USA, National Association, as Transferor, and Wilmington Trust Company, as Owner Trustee.

A-1